Exhibit 99.3

Crdentia Corp. Announces Acquisition of New Age Staffing, Inc.

SAN FRANCISCO, CA--(BUSINESS WIRE)--September 23, 2003--Crdentia Corp. (OTCBB:
CRNC), announced today that it completed the acquisition of New Age Staffing, Inc. ("New Age"). Upon the terms and conditions of the merger, New Age became a wholly owned subsidiary of Crdentia Corp. New Age is based in Nashville, TN and operates a per diem and travel nursing company under the trade name of New Age Nurses.

About New Age Staffing, Inc.

New Age is a quality focused nurse staffing company with per diem staffing offices in New Orleans, LA, Birmingham, AL and travel nurse recruitment offices in Newport, RI and Nashville. TN, , and currently has over 1,300 Registered Nurses (RNs) in its database. New Age management reports unaudited revenue of $5,700,000 for the 7 months ended July 31, 2003.

New Age attributes its early success to a strong employment market for medical professionals and a lack of quality focused medical staffing agencies. New Age, which is operated and managed by nurses, targets nurses with extensive experience and strong clinical skills. New Age strives for a high degree of customer satisfaction and enjoys a strong reputation for quality service among its customers. In part, this reputation has been earned by providing customers with an average four-hour response time to their critical staffing needs. New Age Nurses has achieved a high level of employee retention due to customized pay packages, flexible travel and housing arrangements, customized medical benefit plans, and large listings of both travel and permanent positions.

According to Crdentia's management, the acquisition of New Age adds a highly regarded travel nurse staffing business to the Crdentia family and represents an important cornerstone of the Company's business strategy.

About Crdentia Corp.

Crdentia Corp. seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing shortage issue. There are many small companies that are addressing the rapidly expanding needs of the healthcare industry. Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand. By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology, and expanded distribution that, in turn, drive internal growth.

Forward Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the Company's Forms 10-KSB, Forms 10-QSB, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company's management team, members of which have other business interests; the ability to successfully implement the Company's business plan; the ability to continue as a going concern; the ability to fund the Company's business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and the limited public market for the Company's common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

CONTACT:
Crdentia Corp.
James D. Durham, CEO and Chairman
415-543-1535
www.crdentia.com